UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

 (Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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NuStar GP Holdings, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2017 ANNUAL MEETING OF UNITHOLDERS

The Board of Directors has determined that the 2017 Annual Meeting of Unitholders of NuStar GP Holdings, LLC will be held on Wednesday, April 26, 2017 at 10:30 a.m. Central Time at its headquarters located at 19003 IH-10 West, San Antonio, Texas 78257, for the following purposes:

(1)      To elect two Class II directors to serve until the 2020 Annual Meeting or until their successors are elected and have been qualified;

(2)      To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017;

(3)      To approve an advisory resolution on executive compensation;

(4)      To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

(5)      To transact any other business properly brought before the meeting or any adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet.  Accordingly, on or about March 15, 2017, we are sending our unitholders a Notice of Internet Availability of Proxy Materials (the Notice) containing instructions on how to access the proxy statement and Annual Report on Form 10-K for the year ended December 31, 2016 over the Internet and how to vote online (www.proxyvote.com).  The Notice also contains instructions on how to request a paper copy of our proxy materials.  We believe that this process helps expedite unitholder receipt of proxy materials, lowers the cost of our annual meeting and conserves natural resources.

By order of the Board of Directors,

Amy L. Perry
Senior Vice President, General Counsel–Corporate & Commercial Law and Corporate Secretary

NuStar GP Holdings, LLC

19003 IH-10 West

San Antonio, Texas 78257

March 9, 2017

NUSTAR GP HOLDINGS, LLC

PROXY STATEMENT

2017 ANNUAL MEETING OF UNITHOLDERS

April 26, 2017

GENERAL INFORMATION

Introduction

Our Board is soliciting proxies to be voted at the 2017 Annual Meeting of Unitholders on April 26, 2017 (the 2017 Annual Meeting).  The accompanying notice describes the time, place and purposes of the 2017 Annual Meeting.  Unless otherwise indicated, the terms “NuStar,” “we,” “our” and “us” are used in this proxy statement to refer to NuStar GP Holdings, LLC, to one or more of our consolidated subsidiaries or to all of them taken as a whole.  The term “Board” means our board of directors.

We are sending the Notice of Internet Availability of Proxy Materials (Notice) to holders of our common units on or about March 15, 2017. On this date, you will have the ability to access all of our proxy materials on the website referenced in the Notice.

Record Date and Units Outstanding

Holders of record of NuStar’s common units (Common Units) at the close of business on March 6, 2017 are entitled to vote on the matters presented at the 2017 Annual Meeting.  On the March 6, 2017 record date, 42,951,749 Common Units were issued and outstanding and entitled to one vote per Common Unit.

Quorum

Holders of Common Units representing a majority of the voting power, present in person or represented by properly executed proxy, shall constitute a quorum.

Voting

You may submit your proxy over the Internet, by phone or by mail.  If you submit your proxy by telephone or the Internet or by returning a signed proxy card by mail, your Common Units will be voted as you indicate.  If you sign your proxy card without indicating your vote, your Common Units will be voted in accordance with the recommendations of our Board.

If you attend the 2017 Annual Meeting and plan to vote in person, we will provide you with a ballot at the meeting.  If your Common Units are registered directly in your name, you are considered the unitholder of record and you have the right to vote the Common Units in person at the meeting. If your Common Units are held in the name of your broker or other nominee, you are considered the beneficial owner of Common Units held in street name.  As a beneficial owner, if you wish to vote at the meeting, you will need to present valid photo identification and a legal proxy from the unitholder of record (e.g., your broker) authorizing you to vote the Common Units.

Revocability of Proxies

You may revoke a proxy at any time before voting is closed at the 2017 Annual Meeting by:

•                  submitting a written revocation to the Corporate Secretary of NuStar at the address indicated on the cover page of this proxy statement that is received by the Corporate Secretary by 11:59 p.m. Eastern Time on April 25, 2017;

•                  submitting your valid, signed and later-dated proxy by mail that is received by 11:59 p.m. Eastern Time on April 25, 2017;

•                  submitting your valid proxy by telephone or over the Internet by 11:59 p.m. Eastern Time on April 25, 2017; or

•                  voting in person at the 2017 Annual Meeting by presenting a valid photo identification and a legal proxy.

If instructions to the contrary are not given, Common Units will be voted as indicated on the proxy card.

Broker Non-Votes

If the broker does not receive specific voting instructions from the beneficial owner, the New York Stock Exchange (NYSE) rules govern whether or not the broker is permitted to vote on the beneficial owner’s behalf.  The NYSE has designated certain categories of proposals as “routine” and brokers are permitted to vote on routine matters at their discretion. However, brokers are prohibited from voting on any matter deemed not routine, which results in a “broker non-vote” for such proposal.  A broker non-vote is treated as “present” for purposes of determining the existence of a quorum.  For a proposal requiring the vote of a majority of a company’s issued and outstanding voting power, a broker non-vote constitutes, in effect, a vote against such proposal.  A broker non-vote has no effect when a majority of the voting power of the Common Units present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval.

The election of two Class II directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 3) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 4) are considered non-routine under applicable NYSE rules.  Since a broker or other nominee of a beneficial owner cannot vote on non-routine matters and a significant proportion of our unitholders hold Common Units through brokers, there will likely be a number of broker non-votes on Proposals No. 1, 3 and 4.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017 (Proposal No. 2) is a matter considered routine under applicable NYSE rules.  A broker or other nominee generally may vote on routine matters and, therefore, we do not expect broker non-votes in connection with Proposal No. 2.

Solicitation of Proxies

NuStar pays for the cost of soliciting proxies and holding the 2017 Annual Meeting.  In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of NuStar, none of whom will be specially compensated for such activities.  NuStar also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay such brokers, banks and other nominees certain expenses incurred by them for such activities.

INFORMATION REGARDING THE BOARD OF DIRECTORS

NuStar’s business is managed under the direction of its Board.  NuStar’s Second Amended and Restated Limited Liability Company Agreement (LLC Agreement) provides for the Board to be divided into Class I, Class II and Class III directors, with each class serving a staggered three-year term.  Our Board conducts its business through meetings of its members and its committees.  In 2016, our Board held five meetings, the Audit Committee held eight meetings, the Compensation Committee held three meetings and the Nominating/Governance Committee held one meeting.  No member of the Board attended less than 75% of the meetings of the Board and committees of which he or she was a member during 2016.

All Board members attended the 2016 Annual Meeting of Unitholders on April 27, 2016, and all Board members are expected to attend the 2017 Annual Meeting.

Independent Directors

The Board includes one member of management, Bradley C. Barron, President and Chief Executive Officer (CEO), and four non-management directors.  The Board has determined that three of its four non-management directors meet the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual.  The independent directors are William B. Burnett, James F. Clingman, Jr. and Jelynne LeBlanc-Burley.  As a member of management, Mr. Barron is not an independent director under the NYSE listing standards, and, as of the March 6, 2017 record date, our Chairman of the Board, William E. Greehey, beneficially owned approximately 21.04% of our outstanding Common Units.

The Board’s Audit, Compensation and Nominating/Governance Committees are composed entirely of directors who meet the independence requirements of the NYSE listing standards.  Each member of the Audit Committee also meets the additional independence standards for Audit Committee members set forth in the regulations of the Securities and Exchange Commission (SEC).

Independence Determinations

Under the NYSE listing standards, no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with NuStar.  Based upon information requested from and provided by each director concerning their background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board has determined that none of Mr. Burnett, Mr. Clingman or Ms. LeBlanc-Burley has any more than an immaterial relationship with NuStar, either directly or as a partner, stockholder or officer of an organization that has a relationship with NuStar and, therefore, each is independent under the NYSE listing standards.

As provided for under the NYSE listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations with respect to each director.  These standards are published in Article I of NuStar’s Corporate Governance Guidelines and are available on our website at www.nustargpholdings.com (under the “Corporate Governance” tab in the “Investors” section).  Under the NYSE listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this proxy statement.

An immaterial relationship falls within the guidelines if it:

•                  is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•                  consists of charitable contributions by NuStar to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years;

•                  consists of charitable contributions by NuStar to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director or trustee pursuant to a matching gift program of NuStar and made on terms applicable to employees and directors generally, or is in amounts that do not exceed $250,000 per year; and

•                  is not required to be disclosed in this proxy statement.

Committees of the Board

The Board has standing Audit, Compensation and Nominating/Governance Committees.  Each committee has a written charter.  These charters are available on our website at www.nustargpholdings.com (under the “Corporate Governance” tab in the “Investors” section).

Audit Committee

The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity and performance of our internal and external accountants and auditors, the adequacy of our financial controls and the reliability of financial information reported to the public.  The Audit Committee also monitors our efforts to comply with environmental laws and regulations and the Foreign Corrupt Practices Act.  The members of the Audit Committee are Mr. Burnett (Chairman), Mr. Clingman and Ms. LeBlanc-Burley.  The Audit Committee met eight times during 2016.  The “Audit Committee Report” appears below following the disclosures related to Proposal No. 2.

The Board has determined that Mr. Burnett is an “audit committee financial expert” (as defined by the SEC), and that he is “independent” as independence for audit committee members is defined in the NYSE Listing Standards.  For further information regarding Mr. Burnett’s relevant experience, see “Proposal No. 1 Election of Directors - Information Concerning the Nominees and Other Directors.”

Compensation Committee

The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession and benefit programs. The Compensation Committee also conducts periodic reviews of director compensation and makes recommendations to the Board regarding director compensation. The Compensation Committee approves and administers our equity compensation plan.  The Compensation Committee has, for administrative convenience, delegated authority to our CEO to make non-material amendments to our plans.  The members of the Compensation Committee are Ms. LeBlanc-Burley (Chair), Mr. Burnett and Mr. Clingman. The Compensation Committee met three times during 2016. The “Compensation Committee Report” appears below with the disclosures related to executive compensation.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks.  None of the members of the Compensation Committee listed above have ever served as an officer or employee of NuStar or had any relationship requiring disclosure by NuStar under any paragraph of Item 404 of the SEC’s Regulation S-K, which addresses related person transactions.  Except for compensation arrangements disclosed in this proxy statement, NuStar has not participated in any contracts, loans, fees or awards, nor does it have financial interests, direct or indirect, with any Compensation Committee member, nor is it aware of any means, directly or indirectly, by which a Compensation Committee member could receive a material benefit from NuStar.

Nominating/Governance Committee

The Nominating/Governance Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations, and considers and recommends candidates for election to the Board.  The Nominating/Governance Committee also evaluates, recommends and monitors corporate governance guidelines, policies and procedures, including our codes of business conduct and ethics.  The members of the Nominating/Governance Committee are Mr. Clingman (Chairman), Mr. Burnett and Ms. LeBlanc-Burley.  The Nominating/Governance Committee met one time during 2016.

In addition to recommending Mr. Barron and Mr. Burnett as the nominees for election as the Class II directors at the 2017 Annual Meeting, the Nominating/Governance Committee considered and recommended the appointment of a presiding director for meetings of the non-management directors without management, and recommended assignments for the committees of the Board.  The full Board approved the recommendations of the Nominating/Governance Committee and adopted resolutions approving the nominees to stand for election as the Class II directors at the 2017 Annual Meeting, the appointment of a presiding director and assignments for the committees of the Board.

Selection of Director Nominees

The Nominating/Governance Committee solicits recommendations for potential Board candidates from a number of sources, including members of the Board, NuStar’s officers, individuals personally known to the members of the Board and third-party research.  In addition, the Nominating/Governance Committee will consider candidates submitted by unitholders.  Any submissions by a unitholder must be in writing and include the candidate’s name, qualifications for Board membership and sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee’s qualifications can be made.  Submissions must be directed to NuStar’s Corporate Secretary at the address indicated on the cover page of this proxy statement or corporatesecretary@nustarenergy.com.  The level of consideration that the Nominating/Governance Committee will give to a unitholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating unitholder makes available to the Nominating/Governance Committee.  The Nominating/Governance Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis.  In addition, in order to nominate a person for election as a director at an annual unitholder meeting, our LLC Agreement requires unitholders to follow certain procedures, including providing timely notice, as described under “Additional Information – Advance Notice Required for Unitholder Nominations and Proposals” below.

Evaluation of Director Candidates

The Nominating/Governance Committee is responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole.  The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board.  Each candidate must meet certain minimum qualifications, including:

•                  independence of thought and judgment;

•                  the ability to dedicate sufficient time, energy and attention to the performance of his or her duties, taking into consideration the nominee’s service on other public company boards; and

•                  skills and expertise complementary to the existing Board members’ skills; in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs or other relevant expertise.

The Nominating/Governance Committee also may consider the ability of a prospective candidate to work with the then-existing interpersonal dynamics of the Board and the candidate’s ability to contribute to the collaborative culture among Board members.  In accordance with our Corporate Governance Guidelines, individuals are considered for membership on the Board based on their character, judgment, integrity, diversity, age, skills (including financial literacy), independence and experience in the context of the overall needs of the Board.  Nominees are also selected based on their knowledge about our industry and their respective experience leading or advising large companies.  We require that our directors have the ability to work collegially, exercise good judgment and think critically.  In addition, we ask that our directors commit to working hard for our company. The Nominating/Governance Committee strives to find the best possible candidates to represent the interests of NuStar and its unitholders. As part of its self-assessment process, the Nominating/Governance Committee annually evaluates the mix of independent and non-independent directors, the selection and functions of the presiding director and whether the Board has the appropriate range of talents, expertise and backgrounds.

Based on this evaluation, the Nominating/Governance Committee determines whether to interview a candidate and, if warranted, will recommend that one or more of its members, other members of the Board or senior management, as appropriate, interview the candidate in person or by telephone.  After completing this evaluation and interview process, the Nominating/Governance Committee ultimately determines its list of nominees and submits it to the full Board for consideration and approval.

Leadership Structure of the Board; Presiding Director; Meetings of Non-Management Directors

As prescribed by our LLC Agreement, the Chairman of the Board has the power to preside at all meetings of the Board.  Mr. Greehey serves as the Chairman of our Board.  Although the Board believes that the separation of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, our Corporate Governance Guidelines do not establish this approach as a policy.

Our Board appoints a “Presiding Director,” whose responsibilities include presiding over Board meetings that take place outside the presence of management.  Such meetings occur regularly.  Pursuant to the recommendation of the Nominating/Governance Committee, the Board designated Mr. Clingman to serve as the Presiding Director for 2017.

RISK OVERSIGHT

Although it is the job of management to assess and manage our risk, the Board and its Audit Committee (each where applicable) discuss the guidelines and policies that govern the process by which risk assessment and management is undertaken and evaluate reports from various functions with the management team on risk assessment and management.  The Board interfaces regularly with management and receives periodic reports that include updates on operational, financial, legal and risk management matters.  The Audit Committee assists the Board in oversight of the integrity of NuStar’s financial statements and NuStar’s compliance with legal and regulatory requirements, including those related to the health, safety and environmental performance of our company.  The Audit Committee also reviews and assesses the performance of NuStar’s internal audit function and its independent auditors.  The Board receives regular reports from the Audit Committee. We do not believe that the Board’s role in risk oversight has an effect on the Board’s leadership structure.

Historically, pursuant to a services agreement between our subsidiary, NuStar GP, LLC, and NuStar Energy L.P., as described below in “Compensation Discussion and Analysis,” NuStar GP, LLC employees performed our management and administrative services, for which we paid an annual services fee and 1.0% of NuStar GP, LLC’s domestic bonus and unit compensation expense.  On March 1, 2016, NuStar GP, LLC transferred and assigned to NuStar Services Company LLC (NuStar Services Co), a wholly owned subsidiary of NuStar Energy L.P., employment of all of NuStar GP, LLC’s employees.  In connection with the transfer and assignment, NuStar, NuStar GP, LLC, Nustar Energy L.P. and NuStar Services Co amended and restated the services agreement such that, beginning March 1, 2016, we receive all management and administrative services from NuStar Services Co. We pay NuStar Services Co an administrative services fee of $1.0 million per year, subject to certain adjustments, but we no longer pay 1.0% of NuStar GP, LLC’s domestic bonus and unit compensation expense.  Instead, we retain the expense associated with our Common Unit awards and any other compensation that we may provide to our officers.

Although we have officers, we historically have not paid their compensation, other than through the fees paid under the services agreement.  The administrative services fee for 2016 was $1.0 million.  We believe that our Common Unit awards and the administrative services fee that we pay do not create incentives to take risks that are reasonably likely to have a material adverse effect on NuStar.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

Our Board is divided into three classes for purposes of election.  Two Class II directors will be elected at the 2017 Annual Meeting to serve a three-year term that will expire at the 2020 Annual Meeting.

THE BOARD RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE NOMINEES.

In accordance with NuStar’s LLC Agreement, the nominees for Class II directors will be elected by a plurality of the votes cast by the holders of the Common Units represented at the 2017 Annual Meeting and entitled to vote, whether or not these votes represent a majority of the votes of the holders of the Common Units present and voting at the 2017 Annual Meeting.  Votes “withheld” from a nominee will not count against the election of that nominee.

If either of the nominees are unavailable as candidates at the time of the 2017 Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate any vacancy or the persons named as proxies will use their best judgment in voting for any available nominee.  The Board has no reason to believe that the current nominees will be unable to serve.

Information Concerning the Nominees and Other Directors

The following table describes (1) the nominees for election as directors at the 2017 Annual Meeting and (2) the other members of the Board whose terms expire in 2018 and 2019.  The information provided is based in part on data furnished by the directors and in part on NuStar’s records.  There is no family relationship among any of the executive officers or directors of NuStar.

	Positions Held with NuStar	Executive Officer or Director Since	Age as of the Date of the 2017 Annual Meeting	Director Class (1)
Nominees:
Bradley C. Barron	President, CEO and Director	2006(2)	51	II
William B. Burnett	Director	2006	67	II

Other Directors:
William E. Greehey	Director	2006	80	I
Jelynne LeBlanc-Burley	Director	2013	56	I
James F. Clingman, Jr.	Director	2006	79	III

(1)      If elected, the term of office of the Class II directors will expire at the 2020 Annual Meeting.  The term of office of the Class I directors will expire at the 2019 Annual Meeting and the term of office of the Class III director will expire at the 2018 Annual Meeting.

(2)      Mr. Barron has been an executive officer of NuStar since 2006.  He became a director on January 1, 2014.

Class II Nominees

Mr. Barron became President, Chief Executive Officer and a director of NuStar and NuStar GP, LLC in January 2014.  He served as Executive Vice President and General Counsel of NuStar and NuStar GP, LLC from February 2012 until his promotion in January 2014.  From April 2007 to February 2012, he served as Senior Vice President and General Counsel of NuStar and NuStar GP, LLC.  Mr. Barron also served as Secretary of NuStar and NuStar GP, LLC from April 2007 to February 2009. He served as Vice President, General Counsel and Secretary of NuStar from March 2006 until April 2007 and as Vice President, General Counsel and Secretary of NuStar GP, LLC from January 2006 until April 2007. He has been with NuStar GP, LLC since July 2003 and, prior to that, was with Valero Energy Corporation (Valero Energy) from January 2001 until July 2003. Mr. Barron’s pertinent experience, qualifications, attributes and skills include: his many years of experience in the refining and logistics industries and the extensive knowledge and experience he has attained through his service as an executive officer of NuStar and NuStar GP, LLC.

Mr. Burnett became a director of NuStar in August 2006. Mr. Burnett served as the Chief Financial Officer of Lucifer Lighting Company (Lucifer), a San Antonio, Texas-based manufacturer of architectural lighting products, from 2004 to 2007 and as a director of Lucifer from 2004 to 2009. Mr. Burnett is a C.P.A., and, in 2001, he retired as a partner with Arthur Andersen LLP after 29 years of service. Mr. Burnett’s pertinent experience, qualifications, attributes and skills include: financial literacy and expertise, managerial experience through his years at Arthur Andersen and Lucifer, and the knowledge and experience he has attained through his service as a director of NuStar.

Other Directors

Mr. Greehey became the Chairman of our Board in March 2006. He also has been the Chairman of the board of directors of NuStar GP, LLC since January 2002. Mr. Greehey served as Chairman of the board of directors of Valero Energy from 1979 through January 2007. Mr. Greehey was Chief Executive Officer of Valero Energy from 1979 through December 2005, and President of Valero Energy from 1998 until January 2003. Mr. Greehey’s pertinent experience, qualifications, attributes and skills include: his decades of experience in virtually every aspect of the refining and logistics industries, including his extensive years of service as both Chief Executive Officer and Chairman of the board of directors at Valero Energy, and the knowledge and experience he has attained through his service as Chairman of our Board and as Chairman of the board of directors at NuStar GP, LLC.

Ms. LeBlanc-Burley became a director of NuStar in April 2013. From August 2013 through February 2016, she served as Group Executive Vice President and Chief Delivery Officer of CPS Energy. Prior thereto, she served as Executive Vice President – Corporate Support Services and Chief Administrative Officer of CPS Energy since August 2010. She served as the Acting General Manager of CPS Energy from November 2009 to July 2010 and as Senior Vice President – Chief Administrative Officer at CPS Energy from April 2008 to November 2009. Prior to her services at CPS Energy, Ms. LeBlanc-Burley was the Deputy City Manager for the City of San Antonio from February 2006 to February 2008. Ms. LeBlanc-Burley’s pertinent experience, qualifications, attributes and skills include: her experience and knowledge gained through her years as an executive at CPS Energy, her decades of service with the City of San Antonio and her work as a director and audit committee member of several large non-profit companies.

Mr. Clingman became a director of NuStar in December 2006. From 1984 through 2003, Mr. Clingman served as the President and Chief Operating Officer of HEB Grocery Company. He also served on the board of HEB from 1984 through 2008. From 2003 through June 2010, Mr. Clingman served on the board of directors of CarMax, a publicly held NYSE-listed company; he also served as a member of its audit committee and, from 2003 through 2005, its compensation committee. He also has served as Chairman of the board of directors of three privately held food manufacturing companies owned by Silver Ventures Inc. since 2005. Mr. Clingman’s pertinent experience, qualifications, attributes and skills include: the knowledge and experience attained through decades of service for HEB, both as an officer and as a director, and the experience attained through his service on the boards of CarMax and NuStar.

For detailed information regarding our directors’ respective holdings of NuStar Common Units, compensation and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of NuStar Securities,” “Compensation of Directors” and “Certain Relationships and Related Party Transactions.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires our directors, executive officers and persons who beneficially own more than 10% of our Common Units to file certain reports with the SEC concerning their beneficial ownership of our Common Units.  We believe that our directors, executive officers and greater than 10% unitholders have filed all Section 16(a) reports by the applicable deadlines with respect to the year ended December 31, 2016.

BENEFICIAL OWNERSHIP OF NUSTAR SECURITIES

Security Ownership of Certain Beneficial Owners

Except as otherwise indicated, the following table sets forth information as of December 31, 2016 regarding each person or entity known to us to be the beneficial owner of more than 5% of our Common Units, and it is based solely upon reports filed by such persons or entities with the SEC.

Name and Address of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned(1)
William E. Greehey (2)	9,037,825	21.04%
Neuberger Berman Group LLC (3)	7,356,432	17.13%
OppenheimerFunds, Inc. (4)	5,022,793	11.69%

(1)      As of December 31, 2016, there were 42,951,749 Common Units issued and outstanding.

(2)      Mr. Greehey is Chairman of our Board, and his business address is 19003 IH-10 West, San Antonio, Texas 78257.  The number of Common Units shown for Mr. Greehey is as of the March 6, 2017 record date and includes 385,889 Common Units owned indirectly by Mr. Greehey through a limited liability company.

(3)      As reported on a Schedule 13G/A filed on February 14, 2017, Neuberger Berman Group LLC and its affiliates may be deemed to beneficially own 7,356,432 Common Units because they or certain affiliated persons have shared dispositive power with respect to 7,356,432 Common Units and shared voting power with respect to 7,116,258 Common Units of unrelated clients.  Neuberger Berman Group LLC and its affiliates disclaim beneficial ownership of the Common Units pursuant to Rule 13d-4 of the Exchange Act.  The business address for Neuberger Berman Group LLC and its affiliates is 1290 Avenue of the Americas, New York, New York 10104.

(4)      As reported on a Schedule 13G/A filed on January 26, 2017, OppenheimerFunds, Inc. (OFI) is an investment adviser that may be deemed to beneficially own, and has shared voting and dispositive power with respect to, 5,022,793 Common Units.  The 5,022,793 Common Units that OFI may be deemed to beneficially own include 2,313,538 Common Units that Oppenheimer SteelPath MLP Alpha Fund (OSPA), an investment company, may be deemed to beneficially own.  OSPA has shared voting and dispositive power with respect to 2,313,538 Common Units. OFI disclaims beneficial ownership of the Common Units pursuant to Rule 13d-4 of the Exchange Act.  OFI’s business address is 225 Liberty Street, New York, New York 10281.  OSPA’s business address is 6803 S. Tucson Way, Centennial, Colorado 80112.

Security Ownership of Our Management and Directors

The following table sets forth information as of the March 6, 2017 record date regarding NuStar Common Units and NuStar Energy L.P. common units beneficially owned (or deemed to be owned) by each nominee for director, current director, executive officer and all current directors and executive officers of NuStar as a group.  Unless otherwise indicated in the notes to the table, each of the named persons and members of the group has sole voting and investment power with respect to the units shown and none of the units shown are pledged as security.  None of the named persons or members of the group beneficially owns (or is deemed to beneficially own) any NuStar Energy L.P. 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units.

	NuStar GP Holdings, LLC			NuStar Energy L.P.
Name of Beneficial Owner (1)	Common Units Beneficially Owned (2)	Restricted Units (3)	Percentage of Common Units Beneficially Owned (2)	Common Units Beneficially Owned (2)	Restricted Units (4)	Percentage of Common Units Beneficially Owned (2)
William E. Greehey (5)	9,037,825	7,364	21.04%	3,069,846	4,317	3.90%
Bradley C. Barron	27,047	19,577	*	47,659	25,883	*
Jelynne LeBlanc-Burley	6,969	5,426	*	—	—	*
William B. Burnett	20,709	5,426	*	—	—	*
James F. Clingman, Jr.	38,304	5,426	*	—	—	*
Mary Rose Brown	44,889	10,764	*	56,286	14,281	*
Thomas R. Shoaf	10,294	9,485	*	22,795	12,548	*
Jorge A. del Alamo	564	4,163	*	12,329	6,612	*
Amy L. Perry (6)	505	4,334	*	3,476	6,913	*
Karen M. Thompson	544	4,334	*	13,600	6,873	*
All directors and executive officers as a group (10 people)	9,187,650	76,299	21.39%	3,225,991	77,427	4.10%

*                Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

(1)      The business address for all beneficial owners listed above is 19003 IH-10 West, San Antonio, Texas 78257.

(2)      As of March 6, 2017, 42,951,749 NuStar Common Units and 78,655,818 NuStar Energy L.P. common units were outstanding.  Beneficial ownership is calculated in accordance with Rule 13d-3 of the Exchange Act.  Accordingly, the amounts and percentages of beneficial ownership shown in the table above do not reflect any of the restricted units shown, which do not vest within 60 days.

(3)      This column reflects phantom units (which we refer to as “restricted units” for purposes of this proxy statement) issued under NuStar’s long-term incentive plan. Restricted units granted under NuStar’s long-term incentive plan are rights to receive NuStar Common Units upon vesting and, as such, may not be disposed of or voted until vested. The restricted units do not vest within 60 days after March 6, 2017 and, accordingly, are not included in the calculation of beneficial ownership pursuant to Rule 13d-3.

(4)      This column reflects restricted units issued under the long-term incentive plans of NuStar GP, LLC. Restricted units granted under NuStar GP, LLC’s long-term incentive plans are rights to receive NuStar Energy L.P. common units upon vesting and, as such, may not be disposed of or voted until vested.  The restricted units do not vest within 60 days after March 6, 2017 and, accordingly, are not included in the calculation of beneficial ownership pursuant to Rule 13d-3.

(5)      The number of NuStar Common Units shown as beneficially owned by Mr. Greehey includes 385,889 NuStar Common Units owned indirectly by Mr. Greehey through a limited liability company.

(6)      When Ms. Perry was divorced in September 2012, Ms. Perry agreed to give her ex-spouse a portion of any NuStar Energy L.P. units she would receive in the future upon vesting of restricted units that were granted to her prior to September 2012 and remained outstanding at the time of the divorce.

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar’s filings under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following “Compensation Discussion and Analysis” with management.  Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Members of the Compensation Committee:

Jelynne LeBlanc-Burley (Chair)

William B. Burnett

James F. Clingman, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Our only cash-generating asset is our indirect ownership interest in NuStar Energy L.P., a publicly traded Delaware limited partnership (NYSE: NS).  Our wholly owned subsidiary, NuStar GP, LLC, is the general partner of the general partner of NuStar Energy L.P.  Our officers also serve as officers of NuStar GP, LLC and subsidiaries of NuStar Energy L.P., including NuStar Services Co, which, as described below, currently provides all management and administrative services to us. Our officers are employees of both NuStar GP, LLC and NuStar Services Co.

Services Agreement

We historically have not paid our officers.  Instead, under a services agreement in effect until March 1, 2016 (the Services Agreement), we received administrative services, which included executive management, accounting, legal, cash management, corporate finance and other services, from NuStar GP, LLC for an administrative services fee.  In addition to the administrative services fee, we historically have paid 1.0% of NuStar GP, LLC’s domestic bonus and unit compensation expense, subject to certain adjustments.

On March 1, 2016, NuStar GP, LLC transferred and assigned to NuStar Services Co, a wholly owned subsidiary of NuStar Energy L.P., employment of all of NuStar GP, LLC’s employees.  In connection with the transfer and assignment, we amended and restated the Services Agreement (the Amended and Restated Services Agreement) such that, beginning March 1, 2016, we receive all management and administrative services from NuStar Services Co.  We pay NuStar Services Co an administrative services fee of $1.0 million per year, subject to adjustment (1) by an annual amount equal to NuStar Services Co’s annual merit increase percentage for the most recently completed fiscal year and (2) for changed levels of services due to expansion of operations through acquisitions, construction of new businesses or assets or otherwise. For 2016, the administrative services fee was $1.0 million.  Beginning March 1, 2016, we no longer pay 1.0% of NuStar GP, LLC’s domestic bonus and unit compensation expense. Instead, we retain the expense associated with our Common Unit awards and any other compensation that we may provide to our officers.

Executive Compensation

Our named executive officers (NEOs) for the year ended December 31, 2016 were:

•                  Bradley C. Barron, President and Chief Executive Officer;

•                  Thomas R. Shoaf, Executive Vice President and Chief Financial Officer;

•                  Mary Rose Brown, Executive Vice President and Chief Administrative Officer;

•                  Amy L. Perry, Senior Vice President, General Counsel-Corporate and Commercial Law & Corporate Secretary; and

•                  Karen M. Thompson, Senior Vice President & General Counsel-Litigation, Regulatory and Environmental.

Our NEOs also are the NEOs of NuStar GP, LLC and officers of subsidiaries of NuStar Energy L.P.  All of our NEOs are compensated by NuStar Energy L.P. and its subsidiary, NuStar Services Co.  The compensation committee of the board of directors of NuStar GP, LLC (the NS Compensation Committee) establishes the compensation paid to our NEOs for their services as officers of NuStar GP, LLC and subsidiaries of NuStar Energy L.P., which is disclosed in NuStar Energy L.P.’s Annual Report on Form 10-K for the year ended December 31, 2016 (the NS 2016 Form 10-K).

We pay an administrative services fee to NuStar Services Co for all management and administrative services, as described above.  Beginning March 1, 2016, we also retain the expense associated with awards of our Common Units.  The only compensation that we provide to our NEOs is an annual award of phantom units (which we refer to as “restricted units” in this proxy statement) under our Long-Term Incentive Plan, as amended and restated as of April 1, 2007 (the LTI Plan).  Our performance is directly tied to the performance of NuStar Energy L.P. since our sole cash-generating asset is our indirect ownership interest in NuStar Energy L.P.  Accordingly, we provide an annual award of our restricted units to our NEOs to tie a portion of our NEOs’ overall financial reward opportunities with the rewards to our unitholders, as measured by our long-term Common Unit price performance.  We believe that the grants of our restricted units encourage our NEOs to continue to devote their best efforts to advancing our business and the business of NuStar Energy L.P.

As described in the NS 2016 Form 10-K, the NS Compensation Committee annually considers the aggregate compensation payable to each NEO, as well as the form of compensation.  In consultation with NuStar Energy L.P.’s Human Resources department and BDO USA, LLP (BDO), the Chief Executive Officer develops recommendations for the compensation of the other NEOs for consideration by the NS Compensation Committee.  Each of the NS Compensation Committee and our Compensation Committee retained BDO as independent compensation consultant for guidance with respect to executive compensation matters and determined that there are no conflicts of interest with BDO.

The NS Compensation Committee designates a target long-term incentive award opportunity for each NEO expressed as a percentage of each NEO’s base salary established by the NS Compensation Committee.  Approximately 65% of each NEO’s total long-term incentive target is provided through restricted unit awards, with 30% of the target restricted unit value provided through awards of our restricted units by our Compensation Committee and 70% of the target restricted unit value provided through awards of NuStar Energy L.P. restricted units by the NS Compensation Committee.

On October 26, 2016, our Compensation Committee approved restricted unit grants to our NEOs and determined that the restricted unit grants would be made as soon as administratively practicable and no earlier than the third business day following our third quarter earnings release.  Due to the time required to award and implement the grants, the 2016 annual grants were not effective until November 16, 2016.

The following table sets forth the restricted units granted to each NEO by our Compensation Committee in 2016.

Name	Restricted Units
Barron	9,000
Shoaf	4,040
Brown	4,350
Perry	2,125
Thompson	2,125

No units are issued at the time of grant and our restricted units represent the right to receive Common Units upon vesting.  The awards are calculated from an assumed unit value based on the average closing price of our Common Units for the first 10 business days of the month prior to the Compensation Committee meeting at which the awards are to be approved. For more information regarding our 2016 restricted unit grants, see the table entitled “Grants of Plan-Based Awards During the Year Ended December 31, 2016.”

In April 2014, we held a unitholder advisory vote on the compensation of our NEOs. More than 98% of the votes cast on the matter approved the compensation of our NEOs as disclosed in our 2014 proxy statement, and our executive compensation program and policies have not changed substantively since that time. We currently hold our say-on-pay advisory vote once every three years.  See “Proposal No. 3 Advisory Resolution on Executive Compensation” below.

Impact of Accounting and Tax Treatments

Accounting Treatment

We account for awards of our restricted units granted under the LTI Plan at fair value.  We use the market price at the grant date as the fair value of restricted units. We recognize the resulting compensation expense ratably over the vesting period.

Tax Treatment

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer or the other four most highly compensated executive officers unless that compensation meets the Code’s definition of “performance-based” compensation. Section 162(m) allows a deduction for compensation to a specified executive that exceeds $1 million only if it is paid (1) solely upon attainment of one or more performance goals, (2) pursuant to a qualifying performance-based compensation plan adopted by the Compensation Committee and (3) the material terms, including the performance goals, of such plan are approved by the unitholders before payment of the compensation.

The Compensation Committee considers deductibility under Section 162(m). Although Section 162(m) does not now apply to limited liability companies like NuStar, if a similar limitation were to be applied to NuStar, the Compensation Committee believes that it would be in the company’s best interest for the Compensation Committee to retain its flexibility and discretion to make compensation awards to foster achievement of goals the Compensation Committee deems important, even if such awards would not qualify as “performance-based” compensation under Section 162(m).  Grants of restricted units and other equity-based awards that are not subject to specific quantitative performance measures likely would not qualify as “performance-based” compensation and, in such event, would be subject to such deduction restrictions.

Compensation-Related Policies

Unit Ownership Guidelines

As mentioned above, our only cash-generating asset is our indirect ownership interest in NuStar Energy L.P. and, as such, our performance is directly tied to the performance of NuStar Energy L.P. We believe that ownership of our Common Units and NuStar Energy L.P. units aligns the interests of our directors and executives with those of our unitholders. We have long emphasized and reinforced the importance of unit ownership among our executives and directors.  Our unit ownership and retention guidelines are described below.

Non-Employee Director Unit Ownership Guidelines

Non-employee directors are expected to acquire and hold during their service as a Board member NuStar Common Units and/or NuStar Energy L.P. units with an aggregate value of at least two times their annual cash retainer. Directors have five years from their initial election to the Board to meet the target unit ownership guidelines, and they are expected to continuously own sufficient units to meet the guidelines, once attained. As of December 31, 2016, each of our directors exceeded the ownership levels set forth in the unit ownership guidelines.

Officer Unit Ownership Guidelines

Unit ownership guidelines for the officers set forth below are as follows:

Officer	Value of NuStar Common Units and/or NuStar Energy L.P. Units Owned
CEO/President	4.0x base salary
EVP serving on CEO’s officer committee	3.0x base salary
SVP serving on CEO’s officer committee	2.0x base salary
VP serving on CEO’s officer committee	1.0x base salary

The officers subject to the unit ownership and retention guidelines, including each of our NEOs, are expected to meet the applicable guidelines within five years of becoming subject to the guidelines and continuously own sufficient units to meet the guidelines, once attained. As of December 31, 2016, each of our NEOs exceeded the ownership levels set forth in the unit ownership guidelines.

Unit Ownership

For purposes of satisfying the unit ownership guidelines, the following units are considered owned:

•                  units owned directly;

•                  units owned indirectly through possession of the right to sell, transfer and/or vote such units; and

•                  unvested restricted or phantom units granted under our LTI Plan or NuStar GP, LLC’s long-term incentive plan.

Unexercised unit options and unvested performance units are not considered owned for purposes of satisfying the unit ownership guidelines.

Prohibition on Insider Trading and Speculation in NuStar or NuStar Energy L.P. Units

We have established policies prohibiting our officers, directors and employees from purchasing or selling either NuStar or NuStar Energy L.P. securities while in possession of material, nonpublic information or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. Directors, officers and certain other employees are prohibited from trading in either NuStar or NuStar Energy L.P. securities for the period beginning on the last business day of each calendar quarter through the first business day following our disclosure of our quarterly or annual financial results. In addition, our policies prohibit officers, directors and employees from speculating in either NuStar or NuStar Energy L.P. units, such as by short selling (profiting if the market price of our units decreases), buying or selling publicly traded options (including writing covered calls), hedging or any other type of derivative arrangement that has a similar economic effect. Directors, officers and certain other employees also are required to obtain consent from the Chief Executive Officer (or, in the case of the Chief Executive Officer, from the Chair of the applicable company’s Audit Committee) before they enter into margin loans or other financing arrangements that may lead to the ownership or other rights to their NuStar or NuStar Energy L.P. securities being transferred to a third party.

EXECUTIVE COMPENSATION

As described above in “Compensation Discussion and Analysis,” all of our officers are compensated by NuStar Energy L.P. and NuStar Services Co and, under the Amended and Restated Services Agreement, we pay NuStar Services Co an administrative services fee.  The NuStar restricted units are the only compensation that we currently provide to our NEOs.  Prior to March 1, 2016, 99% of bonus and unit compensation expense and 100% of all other compensation provided to our NEOs was paid by NuStar Energy L.P. (as reflected in the disclosures in the NS 2016 Form 10-K).  Accordingly, the following tables in this “Executive Compensation” discussion only include disclosure with respect to the NuStar restricted units that we provided to our NEOs:

•                  Summary Compensation Table (with respect to 2016 only);

•                  Grants of Plan-Based Awards During the Year Ended December 31, 2016;

•                  Outstanding Equity Awards at December 31, 2016; and

•                  Option Exercises and Units Vested During the Year Ended December 31, 2016.

Prior to March 1, 2016, NuStar GP, LLC maintained pension and benefit plans for officers and other employees, and NuStar Energy L.P. reimbursed NuStar GP, LLC for the associated costs.  Following the March 1, 2016 employee transfer and assignment to NuStar Services Co, NuStar Energy L.P. continues to fund those plans, through its subsidiary, NuStar Services Co.  As a result, we have omitted the following tables from our disclosure:

•                  Pension Benefits For the Year Ended December 31, 2016;

•                  Nonqualified Deferred Compensation For the Year Ended December 31, 2016; and

•                  Potential Payments Upon Termination or Change of Control.

Please see the NS 2016 Form 10-K for disclosure of the compensation of certain NuStar GP, LLC and NuStar Services Co officers (who also serve as our NEOs) for their services for NuStar Energy L.P.

SUMMARY COMPENSATION TABLE

The following table provides a summary of compensation paid by us to our NEOs for the year ended December 31, 2016.

Name and Principal Position	Year	Unit Awards ($)(1)	Total ($)
Bradley C. Barron President and Chief Executive Officer	2016	226,350	226,350
Thomas R. Shoaf Executive Vice President and Chief Financial Officer	2016	101,606	101,606
Mary Rose Brown Executive Vice President and Chief Administrative Officer	2016	109,403	109,403
Amy L. Perry Senior Vice President, General Counsel-Corporate and Commercial Law & Corporate Secretary	2016	53,444	53,444
Karen M. Thompson Senior Vice President and General Counsel-Litigation, Regulatory & Environmental	2016	53,444	53,444

(1)      The amounts reported represent the grant date fair value of grants of NuStar restricted units.  The grant date fair value for restricted units was determined by multiplying the number of NuStar restricted units that were granted by the NYSE closing unit price of NuStar Common Units on the date of grant.  Please see the footnotes to the Grants of Plan-Based Awards During the Year Ended December 31, 2016 table below for information regarding the vesting schedule and the assumptions made in the valuation.

GRANTS OF PLAN-BASED AWARDS

DURING THE YEAR ENDED DECEMBER 31, 2016

The following table provides information regarding grants of NuStar restricted units to the NEOs during 2016.

Name	Grant Date		Date of Approval by Compensation Committee of Equity-Based Awards	All Other Unit Awards: Number of Units (#)	Grant Date Fair Value of Unit Awards ($)
Barron	11/16/2016	(1)	10/26/2016	9,000	226,350	(2)
Shoaf	11/16/2016	(1)	10/26/2016	4,040	101,606	(2)
Brown	11/16/2016	(1)	10/26/2016	4,350	109,403	(2)
Perry	11/16/2016	(1)	10/26/2016	2,125	53,444	(2)
Thompson	11/16/2016	(1)	10/26/2016	2,125	53,444	(2)

(1)  NuStar restricted units were approved by the Compensation Committee at a joint meeting with the NS Compensation Committee on October 26, 2016, and the grant date for these NuStar restricted units was set at that time for the date that was as soon as administratively practicable after the meeting and no earlier than the third business day following NuStar’s third quarter earnings release. The NuStar restricted units were awarded pursuant to the LTI Plan and vest 1/5 annually over five years beginning on the first anniversary of the grant date. All grantees receiving NuStar restricted units are entitled to receive an amount in cash equal to the product of (a) the number of restricted units granted to the grantee that remain outstanding and unvested as of the record date for such quarter and (b) the quarterly distribution declared by NuStar’s Board for such quarter with respect to NuStar’s Common Units.

(2)  The grant date fair value for restricted units was determined by multiplying the number of NuStar restricted units that were granted by the NYSE closing unit price of NuStar’s Common Units on the date of grant, $25.15.

OUTSTANDING EQUITY AWARDS

AT DECEMBER 31, 2016

The following table provides information regarding our NEOs’ unvested NuStar restricted units as of December 31, 2016.  The value of the NuStar restricted units reported below is equal to the number of restricted units reflected in the table multiplied by $28.90, NuStar’s Common Unit closing price on the NYSE on December 30, 2016 (the last trading day of 2016). The footnotes to the table describe the vesting schedules for the unvested NuStar restricted units reflected in the table. None of our NEOs had outstanding unit options as of December 31, 2016.

Name	Unit Awards
	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)
Barron	19,577(1)	565,775
Shoaf	9,485(2)	274,117
Brown	10,764(3)	311,080
Perry	4,334(4)	125,253
Thompson	4,334(5)	125,253

(1)      Mr. Barron’s restricted units consist of: 478 restricted units granted December 19, 2012; 1,376 restricted units granted December 16, 2013; 2,883 restricted units granted December 19, 2014; 5,840 restricted units granted November 16, 2015; and 9,000 restricted units granted November 16, 2016.  All of Mr. Barron’s restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(2)      Mr. Shoaf’s restricted units consist of: 324 restricted units granted December 19, 2012; 922 restricted units granted December 16, 2013; 1,455 restricted units granted December 19, 2014; 2,744 restricted units granted November 16, 2015; and 4,040 restricted units granted November 16, 2016.  All of Mr. Shoaf’s restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(3)      Ms. Brown’s restricted units consist of: 516 restricted units granted December 19, 2012; 1,376 restricted units granted December 16, 2013; 1,566 restricted units granted December 19, 2014; 2,956 restricted units granted November 16, 2015; and 4,350 restricted units granted November 16, 2016.  All of Ms. Brown’s restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(4)      Ms. Perry’s restricted units consist of: 765 restricted units granted December 19, 2014; 1,444 restricted units granted November 16, 2015; and 2,125 restricted units granted November 16, 2016.  All of Ms. Perry’s restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(5)      Ms. Thompson’s restricted units consist of: 765 restricted units granted December 19, 2014; 1,444 restricted units granted November 16, 2015; and 2,125 restricted units granted November 16, 2016. All of Ms. Thompson’s restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

OPTION EXERCISES AND UNITS VESTED

DURING THE YEAR ENDED DECEMBER 31, 2016

The following table provides information regarding the vesting of NuStar restricted units held by our NEOs during 2016.  None of our NEOs had outstanding unit option awards during 2016.

	Unit Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Barron	4,065(2)	106,111
Shoaf	2,192(3)	57,364
Brown	2,981(4)	78,258
Perry	616(5)	15,900
Thompson	616(6)	15,900

(1)      The value realized on vesting of NuStar restricted units was calculated by multiplying the closing price of NuStar’s Common Units on the NYSE on the date of vesting by the number of units vested.  The closing prices on the applicable dates are as follows:

Date	Closing Price ($)
November 16, 2016	25.15
December 16, 2016	26.50
December 19, 2016	26.75

(2)  Mr. Barron’s restricted units vested in 2016 as follows: 1,460 units on November 16, 2016; 1,166 units on December 16, 2016; and 1,439 units on December 19, 2016.

(3)  Mr. Shoaf’s restricted units vested in 2016 as follows: 686 units on November 16, 2016; 697 units on December 16, 2016; and 809 units on December 19, 2016.

(4)  Ms. Brown’s restricted units vested in 2016 as follows: 739 units on November 16, 2016; 1,204 units on December 16, 2016; and 1,038 units on December 19, 2016.

(5)  Ms. Perry’s restricted units vested in 2016 as follows: 361 units on November 16, 2016; and 255 units on December 19, 2016.

(6)  Ms. Thompson’s restricted units vested in 2016 as follows: 361 units on November 16, 2016; and 255 units on December 19, 2016.

COMPENSATION OF DIRECTORS

The following table provides a summary of compensation paid for the year ended December 31, 2016 to the directors who served on the Board during 2016.

DIRECTOR COMPENSATION

FOR THE YEAR ENDED DECEMBER 31, 2016

Name	Fees Earned or Paid in Cash ($) (1)	Unit Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)	TOTAL ($)
William E. Greehey	106,500	94,992	—	n/a	—	201,492
Bradley C. Barron	(4)	(4)	(4)	(4)	(4)	(4)
William B. Burnett	87,500	69,992	—	n/a	—	157,492
James F. Clingman, Jr.	82,500	69,992	—	n/a	—	152,492
Jelynne LeBlanc-Burley	78,000	69,992	—	n/a	—	147,992

(1)       The amounts disclosed in this column exclude reimbursement for expenses for transportation to and from Board meetings and lodging while attending meetings.

(2)      The amounts reported represent the grant date fair value for the November 16, 2016 grant of NuStar restricted units to our non-employee directors (3,777 restricted units for Mr. Greehey, as Chairman, and 2,783 restricted units for each of the other non-employee directors) based on the closing price of our Common Units on the NYSE on November 16, 2016 ($25.15).  Restricted units are contractual obligations of NuStar to provide Common Units upon vesting. For information regarding the assumptions made in the valuation of restricted units, see Note 15 of the Notes to the Consolidated Financial Statements of NuStar included in NuStar’s Annual Report on Form 10-K for the year ended December 31, 2016.

As of December 31, 2016, each director held the following aggregate number of restricted units.  None of the directors had outstanding unit options as of December 31, 2016.

Name	Aggregate # of Restricted Units
Mr. Greehey	7,364
Mr. Barron (a)	19,577
Mr. Burnett	5,426
Mr. Clingman	5,426
Ms. LeBlanc-Burley	5,426

(a)       Mr. Barron is not compensated for his service as a director.  The units in the table were awarded in connection with his service as President and Chief Executive Officer of NuStar GP, LLC and NuStar Services Co, as described under “Compensation Discussion and Analysis” above.

(3)      Our non-employee directors do not participate in these plans.  Prior to March 1, 2016, pension and benefit plans were maintained by our wholly owned subsidiary, NuStar GP, LLC, and costs incurred by us related to pension and other retirement benefit plans were reimbursed by NuStar Energy L.P.  Beginning March 1, 2016, these plans are maintained by NuStar Services Co, a wholly owned subsidiary of NuStar Energy L.P., and funding for these plans is provided by NuStar Services Co.

(4)      Mr. Barron was not compensated for his service as a director of NuStar.

Directors who are employees receive no compensation (other than reimbursement of expenses) for serving as directors. The compensation structure for our non-employee directors consists of the following components: (1) an annual cash retainer; (2) an annual restricted unit grant; (3) an additional cash payment for each meeting attended in-person and telephonically; (4) an additional annual cash retainer for each committee chair; and (5) an additional annual retainer for the Chairman of the Board, which includes both cash and restricted units, each as set forth in the table below.

Non-Employee Director Compensation Component	Amount
Annual Cash Retainer ($)	55,000
Annual Restricted Unit Grant ($ value of restricted units)	70,000
Per Meeting Fees (in-person attendance) ($)	1,500
Per Meeting Fees (telephonic attendance) ($)	500
Annual Audit Committee Chair Additional Retainer ($)	10,000
Annual Compensation and Nominating/Governance Committee Chair Additional Retainers ($)	5,000
Annual Chairman of the Board Retainer ($25,000 value in restricted units/$50,000 cash)	75,000

As described above, NuStar supplements the cash compensation paid to non-employee directors with an annual grant of restricted units that vests in equal annual installments over a three-year period. We believe this annual grant of restricted units increases the non-employee directors’ identification with the interests of NuStar’s unitholders through ownership of NuStar’s Common Units.  Upon a non-employee director’s initial election to the Board, the director will receive a grant of restricted units.

In the event of a “Change of Control” as defined in the LTI Plan, all unvested restricted units previously granted immediately become vested. The plan also contains anti-dilution provisions providing for an adjustment in the number of restricted units that have been granted to prevent dilution of benefits in the event there is a change in our capital structure that affects our Common Units.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2016 about NuStar’s equity compensation plan, which is described in further detail in Note 15 of the Notes to the Consolidated Financial Statements included in NuStar’s Annual Report on Form 10-K for the year ended December 31, 2016.

Plan categories	Number of securities to be issued upon exercise of outstanding unit options, warrants and rights (#)	Weighted-average exercise price of outstanding unit options, warrants and rights ($) (1)	Number of securities remaining for future issuance under equity compensation plans (#)
Equity Compensation Plans approved by security holders (2)	94,774	—	1,453,477
Equity Compensation Plans not approved by security holders	—	—	—

(1)      No value is included in this column because there were no unit options outstanding as of December 31, 2016 and because NuStar’s restricted units do not have an exercise price.

(2)      The information in this row relates to the LTI Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Management and Others

In January 2007, our Board adopted a written related person transaction policy that codifies our prior practice.  For purposes of the policy, a related person transaction is one that is not available to all employees generally or involves $10,000 or more when aggregated with similar transactions. The policy requires that any transaction between NuStar and any: (1) vice president, Section 16 officer or director; (2) unitholder owning greater than 5% of NuStar Energy L.P. or NuStar; (3) immediate family member of any such officer or director; or (4) entity controlled by any of (1), (2) or (3) (or in which any of (1), (2) or (3) owns a 5% or greater ownership interest) must be approved by the disinterested members of the Board.  In addition, the policy provides that such officers and directors have an affirmative obligation to inform our Corporate Secretary of his or her immediate family members, as well as any entities in which he or she controls or owns 5% or more.

Management also makes it a practice to inform the Board and/or its committees regarding any potential “related person” transaction (within the meaning of Item 404(a) of the SEC’s Regulation S-K) of which management is aware.  We also solicit information from our directors and officers annually in connection with the preparation of disclosures in our proxy statement.  These questionnaires specifically seek information pertaining to any “related person” transaction.

Relationship with NuStar Energy L.P.

Due to our ownership of NuStar GP, LLC and Riverwalk Holdings, LLC, as of December 31, 2016, we indirectly owned:

•                  the general partner interest in NuStar Energy L.P., through our indirect 100% ownership interest in Riverwalk Logistics, L.P.;

•                  100% of NuStar Energy L.P.’s incentive distribution rights; and

•                  10,214,626 common units of NuStar Energy L.P.

Our officers also are officers of NuStar GP, LLC, as well as certain subsidiaries of NuStar Energy L.P., including NuStar Services Co.  Our Chairman, William E. Greehey, also is the Chairman of the board of directors of NuStar GP, LLC. Our Board may appoint NuStar GP, LLC’s directors and generally is responsible for oversight of the general partner of NuStar Energy L.P.  See “Beneficial Ownership of NuStar Securities” above for our Common Units and the common units of NuStar Energy L.P. owned by Mr. Greehey, as well as by our other directors and our executive officers.

See “Compensation Discussion and Analysis” above for a description of the Amended and Restated Services Agreement among NuStar, NuStar GP, LLC, NuStar Energy L.P. and NuStar Services Co.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

On February 23, 2017, the Audit Committee recommended, and the Board approved, having KPMG LLP (KPMG) serve as NuStar’s independent registered public accounting firm for the fiscal year ending December 31, 2017.  KPMG also served as NuStar’s independent registered public accounting firm for the fiscal year ended December 31, 2016 and since NuStar became a publicly traded company in July 2006.

The Board requests unitholder approval of the following resolution:

RESOLVED, that the appointment of the firm of KPMG as the independent registered public accounting firm for NuStar GP Holdings, LLC for the purpose of conducting an audit of the consolidated financial statements and internal control over financial reporting of NuStar GP Holdings, LLC and its subsidiaries for the fiscal year ending December 31, 2017 is hereby approved and ratified.

THE BOARD RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG AS NUSTAR GP HOLDINGS, LLC’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

The Audit Committee is responsible for recommending, for unitholder ratification, our independent registered public accounting firm.  The affirmative vote of a majority of the votes cast by the holders of the Common Units represented at the 2017 Annual Meeting and entitled to vote is required for adoption of this proposal.  Accordingly, abstentions from voting will have no effect on the outcome of the vote because they are not considered votes cast.  Should unitholders fail to approve the ratification of the appointment of KPMG, the Audit Committee would undertake the task of reviewing the appointment.  Nevertheless, given the difficulty and expense of changing independent accountants mid-way through the year, there is no assurance that a firm other than KPMG could be secured to deliver any or all of NuStar’s independent auditing services required for 2017. The Audit Committee, however, would take the lack of unitholder approval into account when recommending an independent registered public accounting firm for 2018.

Representatives of KPMG are expected to be present at the 2017 Annual Meeting to respond to appropriate questions raised at the 2017 Annual Meeting or submitted to them in writing prior to the 2017 Annual Meeting.  The representatives also may make a statement if they desire to do so.

KPMG FEES

The aggregate fees for professional services rendered to us by KPMG for the years ended December 31, 2016 and 2015 were:

Category of Service	2016	2015
Audit fees (1)	$98,000	$98,500
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$98,000	$98,500

(1)       Audit fees for 2016 and 2015 were for professional services rendered by KPMG in connection with the audits of our annual financial statements for the years ended December 31, 2016 and 2015, respectively, included in our Annual Reports on Form 10-K, reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q, the audit of the effectiveness of our internal control over financial reporting as of December 31, 2016 and 2015, respectively, and related services that that are normally provided by the principal auditor (e.g., comfort letters and assistance with review of documents filed with the SEC).

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a pre-approval policy to address the pre-approval of all services to be rendered to NuStar by its independent auditor and ensure that the provision of any non-audit services does not impair the auditor’s independence.  None of the services (described above) for 2016 or 2015 provided by KPMG were approved by the Audit Committee pursuant to the pre-approval waiver contained in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

AUDIT COMMITTEE REPORT*

Management is responsible for NuStar’s internal controls and the financial reporting process.  KPMG, NuStar’s independent registered public accounting firm for the year ended December 31, 2016, is responsible for performing an independent audit of NuStar’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), and an audit of NuStar’s internal control over financial reporting in accordance with the standards of the PCAOB, and issuing a report thereon.  The Audit Committee monitors and oversees these processes and approves the selection and appointment of NuStar’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board.

The Audit Committee has reviewed and discussed NuStar’s audited financial statements with management and KPMG.  The Audit Committee has discussed with KPMG the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees,” issued by the PCAOB.  The Audit Committee has received written disclosures and the letter from KPMG required by applicable requirements of the PCAOB concerning independence, and has discussed with KPMG its independence.

Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board that the audited financial statements of NuStar be included in NuStar’s Annual Report on Form 10-K for the year ended December 31, 2016.

Members of the Audit Committee:

William B. Burnett (Chairman)

James F. Clingman, Jr.

Jelynne LeBlanc-Burley

* The material in the Audit Committee Report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar’s filings under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

PROPOSAL NO. 3
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

(Item 3 on the Proxy Card)

Pursuant to SEC rules, once every three years, we provide our unitholders with the opportunity to cast an advisory vote to approve the compensation of our NEOs, as such compensation is disclosed in the Compensation Discussion and Analysis, compensation tables and other narrative compensation disclosures in this proxy statement.

The Board requests unitholder approval of the following advisory resolution:

RESOLVED, that the unitholders of NuStar GP Holdings, LLC approve, on an advisory basis, the compensation of NuStar GP Holdings, LLC’s named executive officers disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, notes and narrative discussion.

THE BOARD RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

The affirmative vote of a majority of the votes cast by the holders of Common Units represented at the 2017 Annual Meeting and entitled to vote is required to approve the advisory resolution on executive compensation, commonly referred to as a “say-on-pay” resolution.  Accordingly, abstentions from voting will have no effect on the outcome of the advisory vote because they are not considered votes cast.

This advisory say-on-pay resolution is not binding on NuStar, the Compensation Committee or the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

We expect that the next say-on-pay advisory vote will occur at our 2020 Annual Meeting.

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON

EXECUTIVE COMPENSATION

(Item 4 on the Proxy Card)

Pursuant to SEC rules, once every six years, we provide unitholders with the opportunity to cast an advisory vote to determine whether the advisory vote on executive compensation (as described above in Proposal No. 3) will occur every one, two or three years. Unitholders have the option of selecting a frequency of three, two or one years, or abstaining.

Our unitholders voted on a similar proposal in 2011, with the majority of the votes cast to hold the say-on-pay vote every three years.  We believe:

•                   A triennial approach provides regular input by unitholders, while allowing unitholders to better judge our compensation programs in relation to our long-term performance. This benefits our institutional and other unitholders, who have historically held our units over the long-term.

•                   A triennial vote will provide our Compensation Committee and our Board sufficient time to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, discuss the implications of the vote with our unitholders and develop and implement any changes to our executive compensation program that may be appropriate in light of the vote. A triennial vote will also allow for these changes to our executive compensation program to be in place long enough for unitholders to see and evaluate the effectiveness of these changes.

•                   The composition and level of compensation paid to executives in the market evolves over multiple years. A triennial approach will allow us to review evolving practices in the market to ensure our compensation programs reflect best practices.

The following resolution is submitted for an advisory vote by unitholders at the 2017 Annual Meeting:

RESOLVED, that an advisory unitholder vote to approve the compensation paid to NuStar GP Holdings, LLC’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, be submitted to NuStar GP Holdings, LLC’s unitholders every: (i) three years, (ii) two years, or (iii) one year; with such frequency that receives the highest number of votes cast being the preferred advisory vote of unitholders.

THE BOARD RECOMMENDS THAT UNITHOLDERS VOTE FOR EVERY “THREE YEARS” AS THE FREQUENCY FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Unitholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice as among the frequency options.  A plurality of the votes cast will determine the unitholders preferred frequency for holding an advisory vote on our executive compensation.  This means that the option receiving the greatest number of votes will be considered the preferred frequency of our unitholders.  Abstentions will have no effect on the outcome of the advisory vote because they are not considered votes cast.

This advisory vote is not binding on NuStar, the Compensation Committee or our Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the frequency of conducting a say-on-pay advisory vote.

We expect that the next say-on-pay frequency advisory vote will occur at our 2023 Annual Meeting.

MISCELLANEOUS

Governance Documents and Codes of Ethics

We have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer and controller.  This code charges the senior financial officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with or submit to the SEC, compliance with applicable laws, rules and regulations, adherence to the code and reporting of violations of the code.  We also adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors.

We post the following documents on our website at www.nustargpholdings.com under the “Corporate Governance” tab in the “Investors” section.  A printed copy of any of these documents also is available to any unitholder upon request.  Requests for documents must be in writing and directed to NuStar’s Corporate Secretary at the address indicated on the cover page of this proxy statement or corporatesecretary@nustarenergy.com.

•                   Audit Committee Charter

•                   Code of Business Conduct and Ethics

•                   Code of Ethics for Senior Financial Officers

•                   Compensation Committee Charter

•                   Corporate Governance Guidelines

•                   Nominating/Governance Committee Charter

Unitholder Communications

Unitholders and other interested parties may communicate with the Board, its non-management directors or the Presiding Director by sending a written communication in an envelope addressed to “Board of Directors,” “Non-Management Directors,” or “Presiding Director” in care of NuStar’s Corporate Secretary at the address indicated on the cover page of this proxy statement or corporatesecretary@nustarenergy.com.  Additional requirements for certain types of communications are stated below under the caption “Additional Information – Advance Notice Required for Unitholder Nominations and Proposals.”

Additional Information - Advance Notice Required for Unitholder Nominations and Proposals

If you wish to submit a unitholder proposal to be included in our proxy statement for the 2018 Annual Meeting of unitholders pursuant to Rule 14a-8 under the Exchange Act, we must receive your written proposal on or before November 18, 2017.

If you wish to bring business before the 2018 Annual Meeting of unitholders that is not the subject of a proposal pursuant to Rule 14a-8 under the Exchange Act, you must follow procedures outlined in our LLC Agreement.  One of the procedural requirements in our LLC Agreement is timely notice in writing of the business the unitholder proposes to bring before the meeting.  Notice must be received at our principal executive offices at the address shown on the cover page of this proxy statement not less than 90 days (December 18, 2017) or more than 120 days (November 18, 2017) prior to the first anniversary of the date on which NuStar first mailed its proxy materials for the preceding year’s annual meeting of unitholders.  In addition, our LLC Agreement requires that any business proposed must be a proper matter for unitholder action under the LLC Agreement and the Delaware Limited Liability Company Act.  Unitholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to NuStar.

Other Business

If any matters not referred to in this proxy statement properly come before the 2017 Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the Common Units represented by proxy in accordance with their best judgments.  The Board is not currently aware of any other matters that may be presented for action at the 2017 Annual Meeting.

Financial Statements

Consolidated financial statements and related information for NuStar, including audited financial statements for the fiscal year ended December 31, 2016, are contained in NuStar’s Annual Report on Form 10-K.  We have filed our Annual Report on Form 10-K with the SEC, and you may review this report on the Internet as indicated in the Notice as well as through our website at www.nustargpholdings.com (under the “Investors” tab in the “SEC Filings” section).

Householding

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents (the Proxy Materials) to two or more unitholders sharing the same address, subject to certain conditions.  These “householding” rules are intended to provide greater convenience for unitholders, and cost savings for companies, by reducing the number of duplicate documents that unitholders receive.  Only one copy of the Proxy Materials is being delivered to multiple unitholders sharing the same address, unless we have received contrary instructions.  If your Common Units are held by an intermediary broker, dealer or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary.

If your Common Units are held in a brokerage account and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, please notify your broker.  If you hold Common Units registered in your name and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, you can notify NuStar by sending a written request to NuStar’s Corporate Secretary at the address indicated on the cover page of this proxy statement, calling the Corporate Secretary at (210) 918-2000 or emailing corporatesecretary@nustarenergy.com. We will deliver promptly upon written or oral request a separate copy of the Proxy Materials to any unitholder who previously participated in householding and no longer wishes to do so.

Transfer Agent

Computershare Investor Services, Chicago, Illinois, serves as our transfer agent, registrar and distribution paying agent with respect to our Common Units.  Correspondence relating to any unit accounts, distributions or transfers of unit certificates should be addressed to:

Computershare

P.O. Box 30170

College Station, Texas  77842-3170

Overnight correspondence should be sent to:

Computershare

211 Quality Circle, Suite 210

College Station, Texas  77845

The phone numbers for Computershare are (877) 239-9457 and (781) 575-3120.  The unitholder website is: www.computershare.com/investor and the unitholder website for unit inquiries is: https://www-us.computershare.com/investor/Contact.

NUSTAR GP HOLDINGS, LLC 19003 IH-10 WEST SAN ANTONIO, TX 78257

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E18615-P87845	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUSTAR GP HOLDINGS, LLC		For	Withhold	For All		To withhold authority to vote for any individual
The Board of Directors recommends you vote FOR the nominees listed:		All	All	Except		nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐

Nominees:

01) Bradley C. Barron
02) William B. Burnett

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as NuStar GP Holdings, LLC's independent registered public accounting firm for 2017.						☐	☐	☐

3.	To approve an advisory resolution on executive compensation.						☐	☐	☐

The Board of Directors recommends you vote for 3 years on the following proposal:						3 Years	2 Years	1 Year	Abstain

4.	To recommend, by advisory vote, the frequency of future advisory votes on executive compensation.					☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Dear Unitholder,

NuStar GP Holdings, LLC encourages you to take advantage of the convenient ways by which you can vote these units. You can vote these units 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the proxies named on the reverse side of the proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote these units by telephone or the Internet, there is no need to mail back your proxy/voting instruction card. To vote the units by telephone or via the Internet, please have this voting form in hand and follow the instructions on the reverse side.

Your vote is important. Thank you for voting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com. If you do not vote via the Internet or telephone, fold along the perforation, detach and return the bottom portion in the enclosed envelope.

E18616-P87845

NUSTAR GP HOLDINGS, LLC

Annual Meeting of Unitholders

April 26, 2017

This proxy is solicited by the Board of Directors

By signing on the reverse side, I (we) hereby appoint each of Bradley C. Barron, Thomas R. Shoaf and Amy L. Perry (the "proxies") as proxy holders, each with full power of substitution, to represent and to vote all units of NuStar GP Holdings, LLC that the undersigned could vote at NuStar GP Holdings, LLC's Annual Meeting of Unitholders to be held at NuStar Headquarters, 19003 IH-I0 West, San Antonio, Texas 78257 on April 26, 2017 at 10:30 a.m. Central Time, including any adjournment thereof, as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and, in their discretion, on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE). If you sign and return this card without marking any boxes your vote will be cast in accordance with the Board of Directors' recommendations. If you do not vote by telephone or over the Internet, please sign and return this card using the enclosed envelope.

Continued and to be signed on reverse side